UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Dominion Resources, Inc.

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EXPLANATORY NOTE

The attached press release and FAQs were made available on February 6, 2017 relating to the rebranding of Dominion Resources, Inc.

February 6, 2017

Dominion to Gain ‘Energy’ With New Name, Rebranding

RICHMOND, Va. — Dominion Resources, Inc. (NYSE: D), announced today it intends to change its name to Dominion Energy, Inc., in recognition of its focus on the evolving energy marketplace and to unify its brand following last year’s merger with Questar Corporation. The company also unveiled a new logo befitting its new name.

“Dominion above all else is an energy company, committed to serving our customers safely and dependably,” said Thomas F. Farrell II, chairman, president and chief executive officer. “Our company and our employees are proud of the work we have done in delivering energy for 119 years and of the reputation we have built through reliable and affordable service. Dominion Energy builds upon this equity, updates our company’s look and unifies the company’s brand across all of our lines of business and throughout the 18 states where we do business.”

The changes will be made later this year, pending approval of shareholders of the name change at the Annual Meeting this spring. The company’s 2017 Proxy Statement, which is expected to be filed in March, will contain information regarding the proposed change.

Dominion Resources was created in 1983 as a holding company for its electric and natural gas utilities, a services company and a subsidiary that was entering the natural gas exploration and production business.

The current logo was introduced just prior to the merger with Consolidated Natural Gas in 2000. The new logo retains a “D” shape while modernizing the look with stripes suggesting energy through the blue silhouette. It was designed by the global branding firm of Chermayeff & Geismar & Haviv, the design firm behind many of the world’s most recognizable trademarks — including Chase, NBC, State Farm, National Geographic, PBS, the Smithsonian and the Library of Congress.

“A logo is a company’s most focused public presentation — its flag,” said Sagi Haviv, partner and designer at Chermayeff & Geismar & Haviv. “We designed the new Dominion Energy logo as an evolution of the company’s visual heritage, while reflecting the vibrancy and changes occurring in the energy industry. Building on the established and familiar Dominion brand mark, we simplified the rising ‘D’ and infused it with energy. The new, bold and distinctive symbol is now suited to represent a leading energy provider.”

“Over the years, Dominion has expanded to serve new markets with a broader range of services,” said Kelly O’Keefe, head of creative brand management at Virginia Commonwealth University’s Brandcenter, the country’s leading branding school. “This is a good time to unify the brand, clarify the name and simplify the logo. The updated name is more recognizable and the new logo is simple, fresh and timeless.” O’Keefe guided the company’s rebranding.

After the annual meeting, the company would begin implementation, including replacing logos on company facilities and service vehicles and changing its “doing business as” names in Idaho, North Carolina, Ohio, Utah, Virginia, West Virginia and Wyoming — where its gas and electric distribution companies reside. The company’s new principal operating units — Power Delivery Group, Power Generation Group and Gas Infrastructure Group — would replace Dominion Virginia Power, Dominion Generation and Dominion Energy, respectively.

The company’s shares of common stock will continue to be traded on the New York Stock Exchange under the ticker symbol “D.”

For more information regarding the company’s branding efforts, please visit www.dom.com/NewBrand.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 26,400 megawatts of generation, 14,600 miles of natural gas transmission, gathering and storage pipeline, and 6,600 miles of electric transmission lines. Dominion operates one of the nation’s largest natural gas storage systems with 1 trillion cubic feet of storage capacity and serves more than 6 million utility and retail energy customers. For more information, visit www.dom.com.

Additional information and where to find it

This communication may be deemed to be solicitation material in respect of the shareholder vote on the corporate name change. Dominion intends to file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in connection with the 2017 Annual Meeting of Shareholders. INVESTORS AND SECURITY HOLDERS OF DOMINION ARE URGED TO READ THE PROXY STATEMENT, ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain that proxy statement, any amendments or supplements thereto and other documents filed by Dominion with the SEC free of charge at the SEC’s website (www.sec.gov). These items also may be viewed by visiting Dominion’s website (www.dom.com).

Participants in the solicitation

Dominion and its directors and officers may be deemed to be participants in the solicitation of proxies from Dominion shareholders with respect to the corporate name change and other matters to be considered at the 2017 Annual Meeting of Shareholders. Information about the directors and executive officers of Dominion, including their respective interests by security holdings or otherwise, is available in Dominion’s (i) Proxy Statement, dated March 22, 2016, for its 2016 Annual Meeting of Shareholders, (ii) Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with the SEC on Feb. 26, 2016, and (iii) Current Report on Form 8-K filed, filed with the SEC on Jan. 24, 2017, each of which are available free of charge at the SEC’s website and Dominion’s website.

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CONTACTS:	Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dom.com
Financial analysts: Kristy Babcock, (804) 819-2492 or Kristy.R.Babcock@dom.com

Updating our brand,

for one united company

Frequently Asked Questions

Here are several of the most frequently asked questions about the new look and new name of Dominion Energy. It’s important to know that not all questions can be answered at the time of the February 6 announcement. More information will become available as the company moves closer to the May 10 shareholder meeting, and then on to implementation of the new branding.

1.	Why are we changing our name and logo?

Because this is an energy company above all else, committed to serving our customers safely and dependably. Dominion Energy builds upon a proud 119-year legacy, updating our company’s look and unifying the company’s brand across the country and across all of our lines of business.

In addition, independent research suggested that greater clarity would distinguish the company, especially in parts of the country where hundreds of companies have the word “Dominion” in their names. And as a result of Dominion’s merger with Questar Corporation last year, we identified an opportunity to update our brand identity and bring together all parts of our business under one common name and logo.

The shift to Dominion Energy clarifies the company’s business with a unique trademark and a fresh, updated logo.

…

5.	When did we last change the logo?

The current name and logo date to 2000, at about the time of the merger with Consolidated Natural Gas (CNG).

6.	How does this shift the company’s brand?

The new name is intended to communicate “what we do” with more clarity and greater transparency. By unifying the many “Dominions” and Questar under one Dominion Energy brand, we believe it will be an easy transition for most. Many know us as Dominion “something.” Now they will know us as Dominion Energy.

The company and its employees are proud of serving the public, and we’re proud of the reputation we’ve built for providing reliable, affordable energy our customers need to live their lives and run their businesses.

Our new identity will build on the equity of our brand, while updating our look and unifying the company’s brand across all divisions. Our values remain the same: Safety. Ethics. Excellence. One Dominion Energy.

7.	What will we be called?

Our company will be called Dominion Energy, and we will retire the name Dominion Resources.

It is important for our many businesses to combine under one name and brand that conveys what we do as a whole. We will all use the name Dominion Energy for this purpose. The names of approximately 25 legal entities will change, and several of our “doing business as” (or “d/b/a”) names will change, so that we can present the name Dominion Energy publicly.

8.	How will our business units and our financial structure change?

Dominion’s management structure and financial reporting structure are not being affected by the rebranding. We will continue to have three operating business units responsible for managing our power generation, electricity distribution, and our natural gas businesses. We also will retain a shared services organization. However, the names of the business units and shared services company will be changed. Here’s how the business unit names will be presented:

From	To
Dominion Resources	Dominion Energy
Dominion Virginia Power	Power Delivery Group
Dominion Generation	Power Generation Group
Dominion Energy	Gas Infrastructure Group
Dominion Resources Services	Services Group

…

13.	Can I talk about this with friends and family?

Absolutely! The news is public. Show them that you’re excited about this change for our company. You can be a great ambassador for our new name and logo.

We hope you’ll let them know that Dominion Energy is an innovative company committed to finding better ways to enhance our lives and businesses with reliable, affordable and increasingly sustainable energy.

Dominion Energy has united thousands of employees serving millions of customers across 17 states, and we are completely committed to bringing new energy to the energy business.

14.	Where is the money coming from for this change? Does it make sense financially?

Several things are important to know here. First, the cost will not be passed on to customers. It will be born entirely by shareholders.

Second, the rebranding effort is considered a corporate initiative and the operating units will not be held responsible for these costs. Every effort is being made to limit these costs.

There are significant benefits to the company from the unified brand, including more recognition for the good work and volunteer efforts of our employees. We are making every effort to control these costs and make clear to investors the benefit of the change.

Additional information and where to find it

This communication may be deemed to be solicitation material in respect of the shareholder vote on the corporate name change. Dominion intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the 2017 Annual Meeting of Shareholders. INVESTORS AND SECURITY HOLDERS OF DOMINION ARE URGED TO READ THE PROXY STATEMENT, ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain that proxy statement, any amendments or supplements thereto and other documents filed by Dominion with the SEC free of charge at the SEC’s website (www.sec.gov). These items also may be viewed by visiting Dominion’s website (www.dom.com).

Participants in the solicitation

Dominion and its directors and officers may be deemed to be participants in the solicitation of proxies from Dominion shareholders with respect to the corporate name change and other matters to be considered at the 2017 Annual Meeting of Shareholders. Information about the directors and executive officers of Dominion, including their respective interests by security holdings or otherwise, is available in Dominion’s (i) Proxy Statement, dated March 22, 2016, for its 2016 Annual Meeting of Shareholders, (ii) Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016, and (iii) Current Report on Form 8-K filed, filed with the SEC on January 24, 2017, each of which are available free of charge at the SEC’s website and Dominion’s website.

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